TERMS AGREEMENT

May 10, 2007

Citigroup Inc.
399 Park Avenue
New York, New York 10043

Attention:	Assistant Treasurer

Ladies and Gentlemen:

We understand that Citigroup Inc., a Delaware corporation (the “Company”), proposes to issue and sell C$500,000,000 aggregate principal amount of its subordinated debt securities (the “Securities”). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, Merrill Lynch Canada Inc., Citigroup Global Markets Inc., National Bank Financial Inc., RBC Dominion Securities Inc., and TD Securities Inc., as underwriters (the “Underwriters”), offer to purchase, severally and not jointly, the principal amount of the Securities set forth opposite our respective names on the list attached as Annex A hereto at 99.488% of the principal amount thereof, plus accrued interest, if any from the date of issuance. The Closing Date shall be May 24, 2007, at 8:30 A.M. New York City Time. The closing shall take place at the Corporate Law offices of the Company located at 425 Park Avenue, New York, New York 10043.

The Securities shall have the following terms:

Title:	5.160% Fixed Rate / Floating Rate Subordinated Notes due 2027

Maturity:	May 24, 2027

Redemption Dates:	May 24, 2022 and any Interest Payment Date thereafter

Interest Rate:
From the Closing Date to but excluding the first Redemption Date: 5.160% per annum

From the first Redemption Date to but excluding the Maturity date (unless otherwise redeemed): One-month CDOR plus 0.80%

Interest Payment Dates:
From the Closing Date to and including the first Redemption Date: Semi-annually in arrears in equal installments on every May 24 and November 24, commencing November 24, 2007

From June 24, 2022 to Maturity (unless otherwise redeemed): Monthly on the 24th of each month

Initial Price to Public:	99.938% of the principal amount thereof, plus accrued interest, if any, from May 24, 2007

Redemption Provisions:
The Securities are redeemable, in whole and not in part, by the Company on the first Redemption Date and on any Interest Payment Date thereafter, as set forth in the Prospectus Supplement, dated May 10, 2007, and at any time upon the occurrence of certain events involving United States taxation, as set forth in the Prospectus, dated March 2, 2006

Record Date:
From the Closing Date to and including the first Redemption Date: the fifteenth day preceding each Interest Payment Date

From but excluding the first Redemption Date to Maturity (unless otherwise redeemed): the fifteenth day preceding each Interest Payment Date

Additional Terms:

The Securities shall be issuable as Registered Securities only. The entire issuance will be credited to the account of CDS Clearing and Depository Services Inc. (“CDS”), as described in the Prospectus Supplement relating to the Securities dated May 10, 2007 (the “Prospectus Supplement”). Investors must hold their positions in the Securities through CDS or Euroclear or Clearstream through their Canadian subcustodians at CDS. Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by CDS and its respective participants. Owners of beneficial interests in the Securities will be entitled to physical delivery of Securities in certificated form only under the limited circumstances described in the Prospectus Supplement. Principal and interest on the Securities shall be payable only in Canadian dollars. The relevant provisions of Article Eleven of the Indenture relating to defeasance shall apply to the Securities.

All the provisions contained in the document entitled “Citigroup Inc. — Debt Securities — Underwriting Agreement — Basic Provisions” and dated March 2, 2006 (the “Basic Provisions”), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

The Company agrees to use its best efforts to have the Securities approved for listing on the Luxembourg Stock Exchange and to maintain such listing so long as any of the Securities are outstanding, provided, however that:

(a) if it is impracticable or unduly burdensome, in the good faith determination of the Company, to maintain such listing due to changes in listing requirements occurring after the date of the Prospectus Supplement, or

(b) if the Transparency Directive (as defined in the Prospectus Supplement) is implemented in Luxembourg in a manner that would require the Company to publish financial information according to accounting principles or standards that are materially different from United States generally accepted accounting principles, the Company may de-list the Securities from the Luxembourg Stock Exchange and shall use its reasonable best efforts to obtain an alternative admission to listing, trading and/or quotation of the Securities by another listing authority, exchange or system within or outside the European Union as it may decide. If such an alternative admission is not available or is, in the Company’s opinion, unduly burdensome, such an alternative admission will not be obtained, and the Company shall have no further obligation in respect of any listing, trading or quotation for the Securities.

The Underwriters hereby agree in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

Each Underwriter further agrees and hereby represents that:

(a) it has only communicated or caused to be communicated and it will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Citigroup;

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom;

(c) it will not offer or sell any Securities directly or indirectly in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan;

(d) it is aware of the fact that no securities prospectus (Wertpapierprospekt) under the German Securities Prospectus Act (Wertpapierprospektgesetz, the “Prospectus Act”) has been or will be published in respect of the Securities in the Federal Republic of Germany and that it will comply with the Prospectus Act and all other laws and regulations applicable in the Federal Republic of Germany governing the issue, offering and sale of the Securities;

(e) no Securities have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to qualified investors (investisseurs qualifiés) and/or to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account as defined in article L. 411-2 of the French Code Monétaire et Financier and applicable regulations thereunder; and that the direct or indirect resale to the public in France of any Securities acquired by any qualified investors (investisseurs qualifiés) and/or any investors belonging to a limited circle of investors (cercle restreint d’investisseurs) may be made only as provided by articles L. 412-1 and L. 621-8 of the French Code Monétaire et Financier and applicable regulations thereunder; and that none of the Prospectus Supplement, the Prospectus or any other offering materials relating to the Securities has been released, issued or distributed to the public in France except to qualified investors (investisseurs qualifiés) and/or to a limited circle of investors (cercle restreint d’investisseurs) mentioned above; and

(f) it and each of its affiliates has not offered or sold, and it will not offer or sell, the Securities by means of any document to persons in Hong Kong other than persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or otherwise in circumstances which do not constitute an offer to the public within the meaning of the Hong Kong Companies Ordinance (Chapter 32 of the Laws of Hong Kong), and unless permitted to do so under the securities laws of Hong Kong, no person has issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purpose of issue, any advertisement, document or invitation relating to the Securities other than with respect to the Securities to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or agent; and

(g) it has not offered or sold, and will not offer or sell, any Securities, directly or indirectly, in Canada or any province or territory thereof or to, or for the benefit of, any resident of Canada in contravention of the securities laws and regulations of the provinces and territories of Canada and represents that any offer of Securities in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made; and that it has not and it will not distribute or deliver the Prospectus Supplement, the Prospectus, the Canadian offering memorandum relating to this offering (the “Canadian Offering Memorandum”) or any other offering material relating to the Securities in Canada or to any resident of Canada in contravention of the securities law and regulations of the provinces and territories of Canada.

In addition to the legal opinions required by Sections 6(b) and 6(c) of the Basic Provisions, the Underwriters shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special U.S. tax counsel to the Company, dated the Closing Date, to the effect that although the discussion set forth in the Prospectus under the heading “United States Federal Income Tax Considerations” does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Securities to holders of the Securities, such discussion, to the extent applicable, constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Securities to holders of the Securities.

Michael S. Zuckert, Esq., General Counsel, Finance and Capital Markets of the Company, is counsel to the Company. Skadden, Arps, Slate, Meagher & Flom LLP is special U.S. tax counsel to the Company. Cleary Gottlieb Steen & Hamilton LLP is counsel to the Underwriters.

Please accept this offer no later than 9:00 p.m. Eastern Time on May 10, 2007 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

“We hereby accept your offer, set forth in the Terms Agreement, dated May 10, 2007, to purchase the Securities on the terms set forth therein.”

Very truly yours,

MERRILL LYNCH CANADA INC.,
as Underwriter

By:  /s/ Susan Rimmer
Name: Susan Rimmer
Title: Managing Director

CITIGROUP GLOBAL MARKETS INC.,
as Underwriter

By:  /s/ Jack D. McSpadden, Jr.
Name: Jack D. McSpadden, Jr.
Title: Managing Director

NATIONAL BANK FINANCIAL INC.,
as Underwriter

By:  /s/ David Fanning
Name: David Fanning
Title: Managing Director

RBC DOMINION SECURITIES INC.,
as Underwriter

By:  /s/ Chris Seip
Name: Chris Seip
Title: Managing Director

TD SECURITIES INC., as Underwriter By: /s/ Patrick Scace Name: Patrick Scace Title: Vice President and Director

ACCEPTED:

CITIGROUP INC.

By:  /s/ Charles E. Wainhouse
Name: Charles E. Wainhouse
Title: Assistant Treasurer

ANNEX A

Name of Underwriter	Principal Amount of Securities

Merrill Lynch Canada Inc.	C$	375,000,000
Citigroup Global Markets Inc.		50,000,000
National Bank Financial Inc.		25,000,000
RBC Dominion Securities Inc.		25,000,000
TD Securities Inc.		25,000,000

Total	C$	500,000,000